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EXHIBIT 10

BOISE CASCADE OFFICE PRODUCTS CORPORATION
KEY EXECUTIVE RETENTION AND INCENTIVE PLAN
(Effective March 15, 2000)

          1.          Purpose of the Plan. The Boise Cascade Office Products Corporation Key Executive Retention and Incentive Plan (the "Plan") is designed to encourage the commitment of key executives of Boise Cascade Office Products Corporation (the "Company") to the continuing growth and development of that business and to reward the success of their efforts. The Plan does this by linking a portion of each participating executive's compensation to performance measures which (a) reflect the financial performance of the Company and (b) directly impact Boise Cascade Corporation's overall financial performance. The Plan is also intended to provide Plan participants with an opportunity to supplement their retirement income through deferrals of awards made under the Plan. The Plan is intended to be subject to and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is an unfunded plan providing deferred compensation for a select group of senior management or highly compensated employees. This document establishes the rights and obligations of the Company, Boise Cascade Corporation, and the participating executives with respect to the Plan.

           2.          Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

                       (a)     "Award" means a payment made under the Plan to a Participant based on that Participant's Award Units in the Total Award Pool. At the inception of the Plan, the Company shall assign each Participant a number of Award Units in the Total Award Pool. The Company will treat Awards as taxable wages for purposes of compliance with tax laws, and Awards shall be treated as "compensation" for purposes of any employee benefit or severance pay plan sponsored, maintained, or participated in by the Company or BCC.

                       (b)     "Award Period" means each 12-month period of time selected by BCC, which is used to measure the financial performance of the Company.

                       (c)     "Award Units" means a fixed share of the Award Pool, expressed in Units, assigned by BCC to each Participant designating the portion of the Total Award Pool that may be payable as an Award to the Participant with respect to any Award Period. Each Award Unit will have a dollar value determined for each Award Period by applying the Measurement Criteria to the Company's financial performance during that Award Period.

                       (d)     "BCC" means Boise Cascade Corporation.

                       (e)     "Company" means Boise Cascade Office Products Corporation, including its subsidiaries.

                       (f)     "Criteria," "Award Criteria," or "Measurement Criteria" means the attainment of specified levels of financial performance by the Company, as determined by BCC, which shall be applied to determine the amount available in the Total Award Pool for each Award Period.

                       (g)     "Earnings Before Interest and Taxes" ("EBIT") means the before-tax/before-interest operating income of the Company for the Award Period.

                       (h)     "Participant" means a full time salaried employee of the Company or BCC who is identified in writing by the Company's or BCC's chief executive officer as a participant in this Plan as of its effective date.

                       (i)     "Pension Plan" means the Boise Cascade Corporation Pension Plan for Salaried Employees .

                       (j)     "Retirement," "Normal Retirement," and "Early Retirement" shall have the same meanings for purposes of this Plan as for purposes of the Pension Plan.

                       (k)     "Term" means the period of time the Plan is intended to remain in effect, beginning with its effective date on March 15, 2000, and ending on December 31, 2002.

                       (l)     "Total Award Pool" means the aggregate dollar amount determined by BCC to be available for payment of Awards for each Award Period by applying the Criteria as described in Exhibit A, equal to 100,000 Units.

                       (m)    "Unit" means an arbitrary portion assigned by BCC of the Total Award Pool. A Unit shall vary in dollar value depending on the Total Award Pool for each Award Period.

          3.          Determination of Awards. BCC has established Criteria, set forth in Exhibit A, to be achieved by the Company to determine the Total Award Pool from which each Participant's individual Award will be paid. BCC has also designated individual Award Unit amounts for each Participant. As soon as practical after the conclusion of each Award Period, BCC will review and evaluate the Award Criteria applicable to that Award Period and will determine the dollar value of each Award Unit and the amount of an Award, if any, payable to each Participant. If at any time subsequent to the adoption of this Plan there is a material change in the Company's EBIT due to an acquisition, disposition, merger, recapitalization, restructuring, or similar action by or of the Company, then BCC may (but shall not be required to) amend the Award Criteria to take into account the effects of such material change in the Company's EBIT. All determinations and decisions under this Section 3 shall be made by BCC in its sole discretion.

          4.          Payment of Awards. Payment of Awards, if any, less withholding taxes and any other applicable deductions, will be made to Participants as soon as practical following determination that the applicable Award Criteria have been satisfied and upon determination of the amount of each Award. Payment of Awards for which a deferral election has been made by a Participant pursuant to Section 9 hereof shall be made in accordance with the Participant's deferral election.

          5.          Funding of Awards. Funding of Awards under the Plan will be solely out of the general assets of the Company. No funds will be set aside, segregated from the Company's general assets, or held in any form of trust for payment of Awards.

          6.          Administration and Interpretation of the Plan. BCC has the sole discretion, responsibility, and authority to carry out all actions with respect to administration and interpretation of the Plan. Any interpretation by BCC is final and binding on Participants. BCC has sole discretion to determine any and all questions of fact relating to or arising in connection with the Plan, including but not limited to questions of eligibility and benefits under the Plan. BCC also has sole discretion to construe any and all terms or conditions of the Plan and to make determinations and administrative decisions regarding the intent, meaning, application, and effect of any and all aspects of the Plan. Any or all responsibilities under the Plan may be performed by BCC's chief executive officer or BCC's senior vice president, human resources, or by other individuals to whom such responsibilities have been delegated by the chief executive officer or senior vice president, human resources.

          7.          Participation in the Plan. Full time salaried employees of the Company at the effective date of this Plan will become Participants in the Plan only upon (a) their identification by BCC as being eligible at the effective date of this Plan and (b) completion of any additional qualification or eligibility requirements prescribed by BCC, including execution of any agreement BCC deems necessary or appropriate as a condition of participation.

          8.          Treatment of Awards Upon Retirement, Disability, Death, Reassignment, or Termination.

                       (a)     A Participant who (i) voluntarily terminates employment at any time after attaining age 55 with 10 or more "years of service" (as defined under the Pension Plan), (ii) becomes totally disabled, (iii) dies, or (iv) terminates employment as a direct result of the sale or permanent closure of a division or facility of BCC or the Company or as a direct result of a merger, reorganization, sale, or restructuring of all or part of BCC or the Company, will cease to be a Participant in the Plan as of the day of the occurrence of such event. If any of the events described in (i) through (iv) above occur, the Participant (or his or her designated beneficiary or estate in the case of death) will receive an Award under the Plan (if one is paid) based on the Participant's Award Units multiplied by a fraction, the numerator of which shall be the number of days during the Award Period the individual was a Participant and the denominator of which shall be 365. This Award shall be paid to the Participant (or beneficiary) as soon as practical after the end of the Award Period.

                       (b)     Participants whose employment with the Company is terminated during an Award Period other than as described in Section 8(a), whether voluntarily or involuntarily, with or without cause, are not eligible to receive any Award for the Award Period during which their employment terminates or for any subsequent Award Period.

          9.     Deferral of Awards. A Participant may elect to defer receipt of all or any portion of any Award made under the Plan to a future date, provided the amount to be so deferred exceeds $2,000.

                  9.1     Participants may elect (on or before September 30 of the Plan year) to defer receipt of their Award (if any), subject to the following:

                           a.     Before September 30 of the Plan year for which a deferral election is to be effective, Participants must sign and return to the Company a completed Deferral Election Form, which shall specify (1) the percentage or amount of the Award to be deferred, (2) the form (lump sum or installment) of payment, and (3) the date on which payment of the deferred Award is to commence. Elections hereunder shall be irrevocable except as otherwise provided in the Plan.

                           b.     A deferred Award will be credited to a Deferred Account for the Participant. Thereafter, the Participant's Deferred Account will be credited with nominal interest at a rate determined by BCC. This rate, which will be set annually, will not be less than the prime rate offered by the Bank of America each January 1.

                           c.     If any payment is made from a Participant's Deferred Account during a year, interest will be credited to the account on the portion so paid up to the end of the month preceding the month in which payment occurs.

                           d.     A Participant's Deferred Account will be paid to the Participant either:

                                  (1)     as a lump sum on the date selected by the Participant in the applicable Deferral Agreement;

                                  (2)     as a lump sum on January 1 of the year following the year during which the Participant's normal or early retirement date occurs if no earlier date has been selected previously by the executive;

                                  (3)     if elected in the Deferral Agreement, in consecutive equal annual installments over a period not exceeding ten years commencing with the date the Participant selects in the Deferral Agreement; or

                                  (4)     if the Participant terminates employment for any reason other than retirement or death, the Company will pay to the Participant his or her Deferred Account in full in the month following the month of termination.

                         e.     Earlier payment of Deferred Bonus Account balances will be made only in accordance with Plan provisions permitting hardship or other early withdrawals as described in Section 9.5.

                          f.     The amount of Deferred Awards, or earnings thereon, shall not be considered compensation for purposes of the Pension Plan or the BCC Savings and Supplemental Retirement Plan.

               9.2     Except as otherwise provided herein, election to defer payment of an Award is irrevocable.

               9.3     If a Participant terminates employment because of death or dies after his or her normal or early retirement and there is an unpaid balance in his or her Deferred Account, the Participant's Deferred Account or unpaid balance thereof will be paid by the Company to the Participant's designated beneficiary or beneficiaries in the month following the month in which the Participant's death occurs.

              9.4     A Participant must designate the beneficiary or beneficiaries who are to receive his or her Deferred Account in the event of the Participant's death. The beneficiary designation shall be made on a Beneficiary Designation form acceptable to BCC and may be changed at any time upon written notice to BCC. If a Participant has not designated a beneficiary or beneficiaries or if all the designated beneficiaries are deceased, the Deferred Account will be paid to the Participant's estate.

              9.5     Distributions of Deferred Accounts may be made in accordance with the provisions of this Section 9.5, notwithstanding a Participant's deferral election.

                       9.5.1     Hardship Distribution. In the event of serious and unanticipated financial hardship, a Participant may request a lump-sum distribution of all or a portion of his or her Deferred Account balance. The Participant making a hardship distribution request under this section shall document, to the Company's satisfaction, that distribution of his or her Deferred Account is necessary to satisfy an unanticipated, immediate, and serious financial need and that the Participant does not have access to other funds, including proceeds of any loans, sufficient to satisfy the need. Upon receipt of a request under this section, BCC may, in its sole discretion, distribute all or a portion of the Participant's account balance in a lump sum, to the extent such distribution is necessary to satisfy the financial need. The Participant shall sign all documentation requested by BCC or the Company relating to any such distribution, and any Participant who receives a hardship distribution under this paragraph may not make deferrals of Awards under this plan, or deferrals of compensation under any other BCC or Company plan, for a minimum of 12 months following the date of the hardship distribution.

                      9.5.2     Early Distribution with Penalty. Notwithstanding any provision in this Plan to the contrary, a Participant or beneficiary may, at any time, request a single lump-sum payment of the amount credited to his or her Deferred Account. The amount of the payment shall be equal to (i) the Participant's accumulated Deferred Account balance under the Plan as of the payment date, reduced by (ii) an amount equal to 10% of such accumulated account balance. Requests for distribution under this section must be made in writing to BCC. The lump-sum payment shall be made within 30  days of the date on which BCC receives the request for the distribution. If a request is made under this provision, the Participant shall not be eligible to participate in any BCC or Company nonqualified deferred compensation plan, including the deferral option under this Plan, for a period of 12 months after such request is made. In addition, in this event, any deferred compensation agreement under any nonqualified deferred compensation plan of BCC or the Company shall not be effective with respect to compensation payable to the Participant during this 12-month period.

                      9.5.3     Distribution Upon Extraordinary Events. In the event a Participant terminates employment with the Company as a direct result of the sale or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company's operations or staff and the Participant is eligible for normal or early retirement, the Participant may request distribution of his or her entire Deferred Account balance notwithstanding the distribution election the Participant previously made in his or her Deferral Election form. Upon receipt of a request for distribution under this section, BCC may, in its sole discretion, elect whether to approve or deny the request. If BCC approves a request under this section, distribution of the Participant's account shall occur no later than January 1 of the year following the year during which such termination of employment occurs.

                      9.5.4     Involuntary Small Account Distributions. Notwithstanding any provision in the Plan or a Deferral Election form to the contrary, in the event a Participant terminates employment with the Company for any reason, including normal or early retirement or an event described in section 9.5.3, and the Participant's benefit under this Plan is less than either (i) $5,000 in lump sum present value, calculated in accordance with reasonable assumptions, or (ii) the monthly payment under the benefit payment option selected by the Participant is less than $75 per month, the Participant's entire Deferred Account balance shall be promptly distributed to the Participant.

              9.6     A Participant who has previously submitted an election regarding payment of a Deferred Account and who subsequently wishes to change that election may submit a written request to change the election to BCC. The request must specify, subject to the limits of the Plan, (i) either a lump-sum payment or annual installments and (ii) a date at least one year later than the date originally elected for such payments to commence and terminate. Such requests must be received by BCC at least 30 days prior to January 1 of the year in which the Participant previously elected to have the payments commence. BCC, in its sole and absolute discretion, may accept or reject such application. No change will be permitted that would allow payment of a deferral Award earlier than originally elected.

              9.7     The Deferred Account of a Participant, or any part thereof, shall not be assignable or transferable by a Participant at any time, other than to a properly designated beneficiary or beneficiaries or by will or the laws of descent and distribution. During the lifetime of an executive, payments of a Deferred Account will be made only to the Participant.

              9.8     A Participant who takes early retirement at the request of BCC or the Company may, on that account, change, at any time between the date on which he or she is so requested to take retirement and the effective date of such early retirement, any outstanding deferral election under this Plan.

              9.9     BCC and the Company believe, but do not represent or guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. Awards earned but deferred under the Plan are normally subject to certain employment taxes at the time the Award would have been paid but for the Participant's deferral election. Deferral elections are at the sole discretion of each Participant and neither BCC nor the Company make any representation regarding the tax or legal consequences of such deferral elections.

              9.10    This deferral option applies only to Participants in those countries where tax statutes recognize voluntary compensation deferral programs that are consistent with the terms of this Plan.

              9.11    Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest, or claim in any property or assets of BCC or the Company. The obligations under this Plan shall be an unfunded and unsecured promise to pay money in the future.

     10.     Employment and Participation Not Guaranteed. Neither this Plan nor any description of benefits, Company policy or practice, or any action taken hereunder creates a contract of employment and shall, under no circumstances, be construed as giving a Participant a right to be or remain an employee or officer of the Company or BCC for any period. Any Participant is employed solely at the will of the Company, and his or her employment may be terminated at any time by the Company or the Participant, with or without cause or reason, notwithstanding any provision in this Plan, any description of benefits, or any Company policy or practice which may be construed to the contrary. Participation in the Plan during any Award Period shall not convey the right to be a Participant in the Plan for any other Award Period, and the Company reserves the right, in its sole discretion, to determine eligibility and level of participation in this Plan.

     11.     Withholding Taxes. The Company will deduct from all Awards and all distributions of Deferred Accounts all applicable taxes required by law to be withheld.

     12.     Construction and Jurisdiction. The Plan will be construed according to the laws of the state of Idaho.

     13.     Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant shall be made in writing and in such form as BCC may prescribe from time to time. Such communication shall be effective upon its receipt by the senior vice president, human resources, Boise Cascade Corporation, 1111 West Jefferson Street, Boise, Idaho 83702.

     14.     Amendment and Termination. BCC may amend or terminate the Plan, at any time and for any or no reason, at its sole discretion.

     15.     Claims Procedure. Disputes, claims, or grievances regarding benefits or other issues arising under the Plan shall be filed in writing, within 90 days after the event giving rise to the dispute, claim, or grievance, with BCC's senior vice president, human resources, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such dispute, claim, or grievance in the name and on behalf of BCC and the Company. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the dispute, claim, or grievance and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such dispute, claim, or grievance. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the Participant's written notice of a claim is received by the senior vice president, human resources. This 90-day period may be extended an additional 90 days by BCC, at its sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided. Decisions of the senior vice president, human resources, under this section may be appealed to BCC's chief executive officer, who may, in his sole discretion, render a decision on the claim or appoint a committee to review the issue and render a decision on the claim. No legal action or suit for benefits under this Plan may be commenced by any Participant or beneficiary prior to exhaustion of the claims procedures set forth in this Section 15, and in no event may any such legal action or suit be commenced more than one year after the date of the event or decision giving rise to the claim.

     16.     Legal Agent. BCC's general counsel is the agent for legal matters concerning this Plan. He may be contacted by writing to:

              John W. Holleran, Esq.
              General Counsel
              Boise Cascade Corporation
              1111 West Jefferson Street
              P.O. Box 50
              Boise, ID 83728-0001

EXHIBIT A
CRITERIA AND AWARD FORMULA

Each Participant will be assigned a number of Units to be awarded annually from the Total Award Pool. The Total Award Pool shall be determined each year as follows:
		Retention Plan
		For Active Employees
EBIT CHANGE OF 1MM =						$ 0.0091	EPS

										EPS
EBIT VARIANCE / 2 =			16.5		EBIT VARIANCE / 2 =	20.7	EBIT VARIANCE / 2 =		23.8	GROWTH
	2000				2001			2002		1999 - 2002
	--------------------------------------			-----------------------------------------			----------------------------------------			----------------
	EBIT	EPS	PAYOUT	EBIT	EPS	PAYOUT	EBIT	EPS	PAYOUT
	129		25%	135		25%	154		25%
	145	1.03	25%	166	1.17	25%	190	1.40	25%	9%
	155	1.12	50%	186	1.36	50%	214	1.61	50%	14%
MAG Budget	165	1.21	75%	207	1.55	75%	238	1.83	75%	19%
	182	1.36	100%	228	1.74	100%	262	2.05	100%	24%
	198		100%	259		100%	298		100%